Certificate of Amendment of
                          Certificate of Incorporation
                                       of
                                  Colmena Corp.

STATE OF FLORIDA  }
COUNTY OF MARION  } ss.:

     This Certificate of Amendment to Certificate of Incorporation is executed by the undersigned authorized corporate officers of Colmena Corp., who, being sworn, certify as follows:

First: The annual meeting of the stockholders of said corporation was called and held on May 10, 2002, upon proper notice and in accordance with
          Section 222 of the General Corporation Law of the State of Delaware ("Section 222"), and at such meeting, a quorum having been lawfully established, it was resolved by a vote of holders of a majority of the shares of capital stock outstanding and entitled to vote at the meeting, that as proposed and declared advisable by the Corporation's board of directors by resolutions adopted on the 14th day of November, 2001, and on the 10th day of May, 2002, the Certificate of Incorporation of this corporation be amended by repealing current articles III and IV and replacing them as set forth below, and by adopting new Articles XI, XII, XIII, as follows:

Article III:      Purposes:

     This Corporation is organized for the purpose of transacting any and all lawful business; provided, however, that it shall not:

A. Engage in any activities that would subject it to regulation as an investment company under the Federal Investment Company Act of 1940, as amended, unless it shall have first qualified and elected to be regulated as a small business development company pursuant to Sections 54 et. seq., thereof, and limits its investment company activities to those permitted thereby; or

B. Engage in any activities which would subject the Corporation to regulation as a broker dealer in securities subject to regulation under the Securities Exchange Act of 1934, as amended , or as an investment advisor subject to regulation under the Investment Advisors Act of 1940, as amended; or

C. Engage in any other activities requiring the Corporation to comply with governmental registration and supervision, unless it has completed such registration and conducts itself in full compliance with such supervisory requirements.

Article IV:       Capitalization

     The capital stock of this Corporation shall be divided into 660,000,000 shares, allocated as follows:

A.   1.   650,000,000  shares,  with a par  value of $0.01 per  share,  shall be designated as common stock.



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B.   10,000,000 shares shall be designated as preferred stock, $0.001 par value,
     with  all  preferences  and   characteristics   to  be  determined  by  the
     Corporation's Board of Directors on a case by case basis, prior to issuance but subject to compliance with the requirements of Sections 103, 151 and 102(4) of the Delaware General Corporation Law.

Article XI:       Amendments of Certificate by Board of Directors:

     The Corporation's Board of Directors is hereby authorized, without further stockholder approval, to amend this Certificate from time to time, in order to:

A. Effect splits or reverse splits of the Corporation's common or preferred stock;

B.   Increase the Corporation's authorized capital;

C. Decrease the Corporation's authorized capital, provided that such decrease may not affect any issued and outstanding shares; and

D.   Change the name of the Corporation.

Article XII:      Quorum:

     Unless otherwise provided for in the Corporation's Bylaws, a quorum shall consist of no less than one-third of the shares entitled to vote at the meeting, except that, where a separate vote by a class or series or classes or series is required, a quorum shall consist of no less than one-third of the shares of each class or series or classes or series.

Article XIII:     Compromise & Arrangement

A. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.

B. If a majority in number representing three fourths in value of the creditors or class of creditors or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to compromise or arrangement and to any reorganization of this Corporation as consequence of said compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.





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Article XIV       Accelerated Expiration of Term as Director

     Notwithstanding any other provision in this Certificate of Incorporation or in the Corporation's Bylaws to the contrary, the term of any director who fails to participate in at least 75% of the meetings of the board of directors, or of committees on which such director serves as a member, during any term as director, shall be deemed to have expired on the last day of the month in which the requisite level of attendance is no longer achieved, and a new director shall be elected at the next regular or special meeting of the board of directors to fill the balance of the term of the director whose term has been deemed to expire.

Second:   That said  amendment was adopted in accordance  with the provisions of
          Section 242 of the General Corporation Law of the State of Delaware.

Third: That the capital of said corporation shall not be reduced under or by reason of said amendment.


     In Witness Whereof, the Corporation has made under its corporate seal and the hands of its president and secretary, respectively, of said corporation, the foregoing certificate, and the president and secretary have hereunto set their hands and caused the corporate seal of the said corporation to be affixed this 15th day of May, 2002.


                                  COLMENA CORP.


                          By: /s/ Anthony Q. Joffe /s/
                                  Anthony Q. Joffe
                                  President


                       Attest: /s/ Vanessa H. Lindsey /s/
                                   Vanessa H. Lindsey
                                   Secretary

                                [Corporate Seal]


     Before me, an officer appointed and authorized by the State of Florida to administer oaths, did personally appear on the 15th day of May, 2002, Anthony Q. Joffe and Vanessa H. Lindsey, both known to me, and who, being duly sworn, did certify that they were the elected and serving president and secretary, respectively, of Colmena Corp., a Delaware corporation, and that, after having obtained all required corporate authorizations, they executed the foregoing certificate as the act of such corporation.

                           /s/ Sally Ann Stroberg /s/
                        --------------------------------
                        Notary Public - State of Florida


  My commission expires: 06/07/04


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